UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 14a-12

HOME PRODUCTS INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Filed by Home Products International, Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Home Products International, Inc.

Commission File No.: 0-17237

The following was filed by Home Products International, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (“SEC”) under cover of a Current Report on Form 8-K on June 2, 2004.

On June 2, 2004, Home Products International, Inc., a Delaware corporation (the “Company”), and JRT Acquisition, Inc., a Delaware corporation (“JRT Acquisition”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which JRT Acquisition, an entity formed by James R. Tennant, the Company’s Chairman and Chief Executive Officer, will merge with and into the Company (the “Merger”). A copy of the Merger Agreement is attached hereto as Exhibit 99.1. Pursuant to the Merger Agreement, each outstanding share of the Company’s common stock will be exchanged for the right to receive $1.50 in cash. The Merger is conditioned upon, among other things, approval by the Company’s stockholders at a special meeting called for that purpose and approval by holders of a majority of shares of the common stock present or represented by proxy at the meeting that are not held by JRT Acquisition, James R. Tennant, any other equityholder of JRT Acquisition, or any of their respective affiliates. Upon consummation of the Merger, the common stock of the Company will no longer be publicly traded. The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1.

Mr. Tennant has also entered into a Voting Agreement with the Company, a copy of which is attached hereto as Exhibit 99.2, pursuant to which he has agreed to vote his shares of the Company’s common stock in favor of the Merger Agreement and the Merger.

On June 2, 2004, the Company issued a press release related to the Merger attached hereto as Exhibit 99.2. The information contained in the press release is incorporated herein by reference.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares, nor is it a solicitation of a proxy to vote in connection with the transaction. In connection with the Merger, the Company will file a proxy statement and other relevant documents concerning the transaction with the SEC. The proxy statement will be sent to the stockholders of the Company. Before making any voting or investment decision with respect to the Merger, stockholders of the Company are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about the Merger. Investors and security holders can obtain free copies of the proxy statement and other documents filed with the SEC when they become available by contacting Shareholder Relations, 4501 West 47th Street, Chicago, IL 60632 (Telephone (773) 890-1010). In addition, documents filed with the SEC by the Company will be available free of charge at the SEC’s web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by the Company at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on public reference rooms.

The Company and JRT Acquisition and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from Company stockholders in favor of the Merger. Certain executive officers and directors of the Company have interests in the Merger, including, among others: direct ownership of JRT Acquisition; change of control payments; acceleration of and/or vesting of restricted stock, deferred compensation fees and stock options; and their ownership of the Company common stock. These interests will be described in the proxy statement when it becomes available.